Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2018 Fourth Quarter Financial Results

-- 14.8% year-over-year increase in home care revenue --

New Prague, Minnesota – September 25, 2018 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended June 30, 2018 (“Q4 FY 2018”).

Q4 FY 2018 Highlights

●	Net revenue increased 13.3% to $8.2 million from $7.3 million during the three months ended June 30, 2017 (“Q4 FY 2017”). Net revenue for the prior year comparable period included a favorable impact of $703,000 from a one-time item related to a settlement agreement with Centers for Medicare and Medicaid Services.

●	Gross profit rose 12.2% to $6.7 million from $6.0 million in Q4 FY 2017.

●	Operating income grew 5.1% to $1.6 million from $1.5 million in Q4 FY 2017.

●	Net income expanded 18.2% to $1.1 million, or $0.13 per diluted share, from $946,000, or $0.11 per diluted share, in Q4 FY 2017.

●	Cash flow from operating activities increased 48.1% to $570,000 from $385,000 in Q4 FY 2017.

●	Field sales employees grew to 50 at the end of Q4 FY 2018 from 40 at the end of Q4 FY 2017.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “In the fourth quarter of fiscal 2018, we delivered strong top and bottom-line growth, driven by a 14.8% year-over-year increase in home care revenue. We benefitted from investments made earlier in the year to expand our sales force, improve our reimbursement skills and processes, and advance physician awareness and education surrounding the benefits of high frequency chest wall oscillation therapy (“HFCWO”) with our SmartVest® device. As a result, this quarter we achieved a greater number of referrals, of significantly higher quality, translating into exceptional growth in approvals.”

Ms. Skarvan continued, “The incremental investments initiated in fiscal 2018 position Electromed for double-digit revenue and earnings growth over the next few years. Looking ahead, we remain focused on improving sales force productivity, enhancing our reimbursement processes, increasing HFCWO awareness and education among physicians and patients, promulgating evidence-based studies that differentiate SmartVest, developing innovative device features, and expanding our covered lives.

“Last month, we announced the first independent study suggesting that HFCWO therapy with SmartVest significantly reduces severe exacerbations and hospitalizations, and may meaningfully slow the otherwise normal progression of non-cystic fibrosis bronchiectasis. A growing body of evidence, including this study, reinforces our optimism for expanding the market for HFCWO and gaining share in the large, underpenetrated bronchiectasis market. As always, our underlying mission is to improve quality-of-life and outcomes for a greater number of patients with compromised pulmonary function, while reducing overall healthcare utilization through SmartVest airway clearance therapy.”

Q4 FY 2018 Review

Net revenue increased 13.3% to $8.2 million in Q4 FY 2018 from $7.3 million in Q4 FY 2017, primarily driven by higher home care revenue. Home care revenue rose 14.8% to $7.7 million in Q4 FY 2018 from $6.7 million in Q4 FY 2017, primarily due to growth in approvals as a result of continued improvements in our reimbursement operations that led to a greater referral to approval percentage and a higher average selling price per device. Net revenue for the prior year comparable period included a favorable impact of $703,000 from a one-time item related to a settlement agreement with Centers for Medicare and Medicaid Services.

Gross profit increased 12.2% to $6.7 million, or 81.7% of net revenue, in Q4 FY 2018 from $6.0 million, or 82.5% of net revenue, in Q4 FY 2017. The increase in gross profit resulted primarily from an increase in home care revenue.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $5.1 million, or 62.4% of revenue, in Q4 FY 2018 compared with $4.5 million, or 61.7% of revenue, in the same period of the prior year. SG&A expenses increased 14.4% to $5.1 million in Q4 FY 2018 from $4.4 million in Q4 FY 2017, primarily due to higher payroll and compensation-related expenses and increased travel, meals and entertainment expenses which were driven by the expansion of our sales force. These increased costs were partially offset by a $406,000 refund of medical device excise taxes that was recognized during Q4 FY 2018. R&D expenses totaled $81,000 in Q4 FY 2018 compared to $65,000 in Q4 FY 2017.

Operating income increased 5.1% to $1.6 million in Q4 FY 2018 from $1.5 million in Q4 FY 2017, primarily due to increased gross profit driven by higher revenue and a refund of medical device excise taxes, which were partially offset by costs related to the expansion of our sales force.

Net income before income tax expense rose 7.6% to $1.6 million in Q4 FY 2018 from $1.5 million in Q4 FY 2017.

Net income increased 18.2% to $1.1 million, or $0.13 per diluted share, in Q4 FY 2018, from $946,000, or $0.11 per diluted share, in Q4 FY 2017. In Q4 FY 2018, income tax expense totaled $500,000, compared to $559,000 in the same period of the prior year.

Full Year FY 2018 Summary

For the twelve months ended June 30, 2018, revenue grew 11.0% to $28.7 million from $25.9 million in fiscal 2017, driven by a 13.8% increase in home care revenue. Gross margins were 79.6%, compared to 79.5% in the prior fiscal year, while net income was $1.9 million, or $0.22 per diluted share, compared to $2.2 million, or $0.26 per diluted share in fiscal 2017.

Financial Condition

Electromed’s balance sheet at June 30, 2018 included cash of $7.5 million, long-term debt including current maturities of $1.1 million, working capital of $17.5 million, and shareholders’ equity of $21.9 million.

Conference Call

Management will host a conference call on September 26, 2018 at 8:00 am CT (9:00 am ET) to discuss Q4 FY 2018 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/event/37302.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://investors.smartvest.com/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by words such as “believe,” “estimate,” “expect,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to: the competitive nature of our market; risks associated with expansion into international markets; changes to Medicare, Medicaid, or private insurance reimbursement policies; new drug or pharmaceutical discoveries; changes to health care laws; changes affecting the medical device industry; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; our ability to protect and expand our intellectual property portfolio; our ability to renew our line of credit or obtain additional credit as necessary; our ability to develop new sales channels for our product; and general economic and business conditions, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	June 30, 2018	June 30, 2017

Assets
Current Assets
Cash	$7,455,844	$5,573,709
Accounts receivable (net of allowances for doubtful accounts of $45,000)	11,563,208	9,949,759
Inventories	2,360,693	2,559,485
Prepaid expenses and other current assets	832,202	393,319
Total current assets	22,211,947	18,476,272
Property and equipment, net	3,091,242	3,303,233
Finite-life intangible assets, net	649,103	721,276
Other assets	91,912	99,868
Deferred income taxes	594,000	460,000
Total assets	$26,638,204	$23,060,649

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$1,101,043	$50,703
Accounts payable	810,644	663,376
Accrued compensation	1,209,738	946,623
Income taxes payable	397,390	156,524
Warranty reserve	760,000	640,000
Other accrued liabilities	464,357	438,748
Total current liabilities	4,743,172	2,895,974
Long-term debt, less current maturities and net of debt issuance costs	—	1,097,125
Total liabilities	4,743,172	3,993,099

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,288,659 and 8,230,167 issued and outstanding at June 30, 2018 and June 30, 2017, respectively	82,887	82,302
Additional paid-in capital	14,953,103	14,028,602
Retained earnings	6,859,042	4,956,646
Total shareholders’ equity	21,895,032	19,067,550
Total liabilities and shareholders’ equity	$26,638,204	$23,060,649

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net revenues	$8,240,564	$7,273,901	$28,697,622	$25,861,144
Cost of revenues	1,507,159	1,272,100	5,841,601	5,292,715
Gross profit	6,733,405	6,001,801	22,856,021	20,568,429

Operating expenses
Selling, general and administrative	5,061,167	4,422,953	19,596,053	16,402,214
Research and development	81,320	64,621	251,443	596,876
Total operating expenses	5,142,487	4,487,574	19,847,496	16,999,090
Operating income	1,590,918	1,514,227	3,008,525	3,569,339

Interest income (expense), net	28,296	(8,733)	19,871	(49,867)
Net income before income taxes	1,619,214	1,505,494	3,028,396	3,519,472

Income tax expense	500,000	559,000	1,126,000	1,290,000
Net income	$1,119,214	$946,494	$1,902,396	$2,229,472

Income per share:
Basic	$0.14	$0.12	$0.23	$0.27
Diluted	$0.13	$0.11	$0.22	$0.26

Weighted-average common shares outstanding:
Basic	8,221,437	8,171,319	8,207,365	8,168,152
Diluted	8,578,295	8,493,619	8,620,102	8,461,120

Electromed, Inc.

Condensed Statements of Cash Flows

	Twelve Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities
Net income	$1,902,396	$2,229,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	676,426	636,709
Amortization of finite-life intangible assets	113,601	118,418
Amortization of debt issuance costs	6,351	13,067
Share-based compensation expense	862,674	479,482
Deferred taxes	(134,000)	(117,000)
Loss on disposal of property and equipment	25,990	3,302
Loss on disposal of intangible assets	4,122	132,724
Changes in operating assets and liabilities:
Accounts receivable	(1,613,449)	(2,338,322)
Inventories	234,594	(28,334)
Prepaid expenses and other assets	(433,363)	49,864
Income tax receivable	—	192,685
Income tax payable	240,866	156,524
Accounts payable and accrued liabilities	555,992	(337,470)
Net cash provided by operating activities	2,442,200	1,191,121

Cash Flows From Investing Activities
Expenditures for property and equipment	(526,227)	(618,763)
Expenditures for finite-life intangible assets	(45,550)	(68,385)
Net cash used in investing activities	(571,777)	(687,148)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(50,700)	(48,747)
Issuance of common stock upon exercise of options	62,412	—
Payments of deferred financing fees	—	(4,872)
Net cash provided by (used in) financing activities	11,712	(53,619)
Net increase in cash	1,882,135	450,354
Cash
Beginning of period	5,573,709	5,123,355
End of period	$7,455,844	$5,573,709

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